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                                                                    EXHIBIT 99.1

NEWS RELEASE



                                          FOR:  Drypers Corporation


                                  APPROVED BY:  Walter V. Klemp
                                                Chairman & Co-Chief
                                                Executive Officer
                                                (713) 869-8693
FOR IMMEDIATE RELEASE
---------------------

                                      CONTACT:  Cheryl Schneider/Tessa Lavender
                                                Press: Michael McMullan
                                                Morgen-Walke Associates
                                                (212) 850-5600


        DRYPERS CORPORATION ANNOUNCES LAUNCH OF NATIONAL MEDIA CAMPAIGN
                 - EXPECTS IMPACT ON 1998 EARNINGS PER SHARE -
        - ANNOUNCES PLANS FOR INITIAL LAUNCH OF NEW DETERGENT PRODUCT -

     HOUSTON, TEXAS, December 12, 1997 -- Drypers Corporation (Nasdaq: DYPR) today announced it will launch a national media campaign in the United States for its premium diapers, in line with the Company's strategy of positioning Drypers(R) as a national brand. The campaign, which will be focused primarily on broadcast advertising, is expected to begin in the first half of 1998.

     Walter V. Klemp, Chairman and Co-Chief Executive Officer, said, "The initiation of a national media campaign is key to developing the Drypers(R) brand in North America to its fullest potential by helping to increase distribution. Building brand equity through advertising represents a natural evolution in Drypers' marketing strategy in the United States, as the campaign should allow us to gradually reduce our dependence on direct promotional spending and improve our ability to compete on a basis other than price. We believe our investment in the Drypers(R) brand will provide us with the opportunity to take sales and earnings to a significantly higher level in the second half of 1998 and establish a strong foundation upon which to begin 1999."

     Mr. Klemp continued, "Drypers with Aloe Vera has been an overwhelming success, creating a healthy momentum from which to launch this campaign. The product has several innovative features that differentiate it from the competition, such as baking soda and aloe vera, in addition to a breathable cloth-like outer cover bearing the images of Sesame Street(R) characters. We believe now is the perfect time to invest in national brand awareness."

                                    - more -
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DYPR: ANNOUNCES LAUNCH OF
NATIONAL MEDIA CAMPAIGN                                                 PAGE 2


     Mr. Klemp added, "We are also excited about the launch in the first half of 1998 of our new and innovative detergent product, which was recently cited by Advertising Age as one of America's top 10 `hottest new products.' The unique technology and specialty nature of the product give Drypers an opportunity to develop a profitable niche within the $4.2 billion consumer laundry detergent business. This opportunity requires only a modest investment and will leverage off of the existing Drypers' sales and marketing organization. While the Company's new laundry product is expected to lead to an increase in sales during the second half of 1998, the costs associated with its launch will likely cause the product to be only marginally profitable in 1998."

     Mr. Klemp commented, "We're making some significant investments in 1998 and are expecting these investments to pay off immediately in the form of another high growth sales year. When combined with our continued strong outlook for international growth, we expect 1998 sales to increase approximately 35% over 1997 levels. This won't come without a short-term price, however, as we expect the combination of our investment in advertising--without an initial corresponding reduction of promotional costs--as well as costs associated with both the launch of our detergent business and increasing our international capacity, to result in cost increases of approximately $8 million in the first quarter of 1998 and $2 million in the second quarter of 1998. However, with the anticipated acceleration of distribution and, in turn, sales volume, we expect to see the second half of 1998 operating well above current analysts' expectations."

     Mr. Klemp concluded, "Our core business continues to be healthy and we anticipate that the Company will meet analysts' earnings expectations in the fourth quarter of 1997. While the investments we are making in both our national advertising campaign and our new detergent product will impact operating results in the near-term, these are important steps in the evolution of our Company."

                                    - more -
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DYPR: ANNOUNCES LAUNCH OF
NATIONAL MEDIA CAMPAIGN                                                 PAGE 3


     Drypers Corporation manufactures and markets disposable baby diapers and other consumer products under the Drypers(R) and other brand names. The Company also produces private label diapers and related products. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets.

  This press release contains, and any oral statements made by the Company concerning this release may contain, forward-looking statements that involve assumptions and uncertainties. The Company's actual results could differ materially. Some of the more significant factors that could cause or contribute to such differences are noted in the Company's Reports on Form 10-K and 10-Q, and include, but are not limited to, effectiveness of advertising and promotional activities, lack of acceptance by consumers of new products, competitive and economic factors, price changes by competitors, changes in costs of raw materials, timing of technological advances by the Company and its competitors, and fluctuations in currency values and economic conditions in international markets.


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